For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE
Parker Reports Fiscal 2021 Third Quarter Results and Increases Fiscal 2021 Full Year Guidance

- All-time quarterly records for net income, EPS and segment operating margins
- Net income was $471.6 million; EPS were $3.59 as reported, or $4.11 adjusted
- EBITDA margin was 21.6% as reported, or 21.8% adjusted
- Total segment operating margin reached 19.0% as reported, or 21.4% adjusted
- Cash flow from operations was a Q3 YTD record at $1.88 billion, or 18.1% of sales
- Total order rates turned positive, led by strong demand in Diversified Industrial Segment

CLEVELAND, April 29, 2021 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2021 third quarter ended March 31, 2021. Fiscal 2021 third quarter sales were $3.75 billion, compared with $3.70 billion in the third quarter of fiscal 2020. Net income was an all-time quarterly record at $471.6 million, an increase of 28% compared with $367.3 million in the prior year quarter. Fiscal 2021 third quarter earnings per share were also an all-time quarterly record at $3.59, an increase of 27% compared with $2.83 in the third quarter of fiscal 2020. Adjusted earnings per share increased 21% to $4.11, compared with adjusted earnings per share of $3.39 in the prior year quarter. Fiscal year-to-date cash flow from operations was a third quarter record at $1.88 billion, reaching 18.1% of sales, compared with $1.29 billion, or 12.3% of sales in the prior year period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

“In the third quarter, we delivered all-time quarterly records for net income, EPS and segment operating margins,” said Chairman and Chief Executive Officer, Tom Williams. "We also generated record year-to-date cash from operations and continued to accelerate the pay down of available debt, putting us in a very strong financial position. Our results reflect sustainable performance improvements across our business. These include strengthening our portfolio through the effective integration and accelerated synergies from our acquisitions. Broad-based execution of The Win Strategy™ continues to drive improved profitability and cash flow. Order rates increased by 6% in the third quarter, reinforcing our view that demand is at a positive inflection point.”

In the fiscal 2021 third quarter, the company made debt repayments of $426 million, bringing the cumulative debt reduction to approximately $3.2 billion over the last 17 months. Also during the quarter, the company made share repurchases of $50 million under its 10b5-1 share repurchase program. As announced last week, Parker's Board of Directors declared an increase of 17% to the quarterly cash dividend, which extends its long-standing record of annual dividends per share paid to 65 consecutive fiscal years.

Segment Results
Diversified Industrial Segment: North American third quarter sales decreased 1% to $1.76 billion, and operating income was $336.6 million, compared with $279.6 million in the same period a year ago. International third quarter sales increased 17% to $1.39 billion, and operating income was $274.4 million, compared with $177.0 million in the same period a year ago.

Aerospace Systems Segment: Third quarter sales decreased 20% to $598.9 million, and operating income was $102.3 million, compared with $127.4 million in the same period a year ago.

Parker reported the following orders for the quarter ending March 31, 2021, compared with the same quarter a year ago:
· Orders increased 6% for total Parker
· Orders increased 11% in the Diversified Industrial North America businesses
· Orders increased 14% in the Diversified Industrial International businesses
· Orders decreased 19% in the Aerospace Systems Segment on a rolling 12-month average basis

Outlook
For the fiscal year ending June 30, 2021, the company has increased guidance for earnings per share to the range of $12.96 to $13.26, or $14.65 to $14.95 on an adjusted basis. Guidance assumes organic sales are flat compared with the prior year. Fiscal year 2021 guidance is adjusted on a pre-tax basis for expected business realignment expenses of approximately $50 million, costs to achieve of approximately $13 million, acquisition-related intangible asset amortization of approximately $324 million and a gain on the sale of land of approximately $101 million. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Williams added, “Our increased guidance reflects strong year-to-date performance and a positive outlook for macroeconomic conditions as we enter the fourth quarter of this fiscal year. My thanks to our global team as they continue to execute the Win Strategy and progress towards achieving our long-term financial targets, positioning us among the top-quartile of our peer group of diversified industrial companies."

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2021 third quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, at www.phstock.com. A replay of the webcast will be available on the site approximately one hour after the completion of the call and will remain available for one year. To register for e-mail notification of future events please visit www.phstock.com.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than a century the company has been enabling engineering breakthroughs that lead to a better tomorrow. Parker has increased its annual dividend per share paid to shareholders for 65 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Financial Measures
This press release contains references to non-GAAP financial information including (a) adjusted earnings per share; (b) adjusted total segment operating margin; (c) EBITDA margin; and (d) adjusted EBITDA margin. The adjusted earnings per share and total segment operating margin measures are presented to allow investors and the company to meaningfully evaluate changes in earnings per share and total segment operating margin on a comparable basis from period to period. This press release also contains references to EBITDA, EBITDA margin and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, EBITDA margin and adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of changes in tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretation thereof on future performance and earnings projections may impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

Among other factors which may affect future performance are: the impact of the global outbreak of COVID-19 and governmental and other actions taken in response; changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - MARCH 31, 2021				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net sales	$3,746,326	$3,702,432	$10,388,771	$10,534,917
Cost of sales	2,714,773	2,766,693	7,618,646	7,929,199
Selling, general and administrative expenses	386,831	413,460	1,113,254	1,303,760
Interest expense	60,830	80,765	189,778	233,612
Other (income), net	(13,460)	(12,643)	(122,066)	(73,713)
Income before income taxes	597,352	454,157	1,589,159	1,142,059
Income taxes	125,619	86,788	348,212	231,051
Net income	471,733	367,369	1,240,947	911,008
Less: Noncontrolling interests	86	116	585	383
Net income attributable to common shareholders	$471,647	$367,253	$1,240,362	$910,625

Earnings per share attributable to common shareholders:
Basic earnings per share	$3.65	$2.86	$9.62	$7.09
Diluted earnings per share	$3.59	$2.83	$9.50	$7.01

Average shares outstanding during period - Basic	129,085,563	128,289,720	128,935,696	128,383,549
Average shares outstanding during period - Diluted	131,377,933	129,746,547	130,626,600	129,862,815

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Amounts in dollars)	2021	2020	2021	2020
Cash dividends per common share	$0.88	$0.88	$2.64	$2.64

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Amounts in dollars)	2021	2020	2021	2020
Earnings per diluted share	$3.59	$2.83	$9.50	$7.01
Adjustments:
Acquired intangible asset amortization expense	0.62	0.62	1.87	1.57
Business realignment charges	0.04	0.10	0.30	0.22
Lord costs to achieve	0.02	0.06	0.07	0.14
Exotic costs to achieve	—	—	—	0.01
Acquisition-related expenses	—	0.14	—	1.42
Gain on sale of land	—	—	(0.77)	—
Tax effect of adjustments[1]	(0.16)	(0.22)	(0.32)	(0.80)
Favorable tax settlement	—	(0.14)	—	(0.14)
Adjusted earnings per diluted share	$4.11	$3.39	$10.65	$9.43

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - MARCH 31, 2021				Exhibit 99.1
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2021	2020	2021	2020
Net sales	$3,746,326	$3,702,432	$10,388,771	$10,534,917

Net income	$471,733	$367,369	$1,240,947	$911,008
Income taxes	125,619	86,788	348,212	231,051
Depreciation and amortization	150,548	137,649	448,808	390,949
Interest expense	60,830	80,765	189,778	233,612
EBITDA	808,730	672,571	2,227,745	1,766,620
Adjustments:
Business realignment charges	5,602	13,454	40,070	28,013
Lord costs to achieve	2,631	8,364	9,495	18,503
Exotic costs to achieve	24	486	699	1,570
Acquisition-related expenses	—	18,165	—	184,081
Gain on sale of land	—	—	(100,893)	—
Adjusted EBITDA	$816,987	$713,040	$2,177,116	$1,998,787

EBITDA margin	21.6%	18.2%	21.4%	16.8%
Adjusted EBITDA margin	21.8%	19.3%	21.0%	19.0%

PARKER HANNIFIN CORPORATION - MARCH 31, 2021				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2021	2020	2021	2020
Net sales
Diversified Industrial:
North America	$1,758,383	$1,775,578	$4,853,371	$5,016,035
International	1,388,999	1,182,273	3,777,875	3,408,207
Aerospace Systems	598,944	744,581	1,757,525	2,110,675
Total net sales	$3,746,326	$3,702,432	$10,388,771	$10,534,917
Segment operating income
Diversified Industrial:
North America	$336,589	$279,628	$887,041	$766,159
International	274,427	176,954	681,541	499,343
Aerospace Systems	102,303	127,440	279,798	371,459
Total segment operating income	713,319	584,022	1,848,380	1,636,961
Corporate general and administrative expenses	48,089	48,342	123,544	132,904
Income before interest expense and other expense	665,230	535,680	1,724,836	1,504,057
Interest expense	60,830	80,765	189,778	233,612
Other expense (income)	7,048	758	(54,101)	128,386
Income before income taxes	$597,352	$454,157	$1,589,159	$1,142,059

PARKER HANNIFIN CORPORATION - MARCH 31, 2021				Exhibit 99.1
RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN

(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	March 31, 2021		March 31, 2020
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$713,319	19.0%	$584,022	15.8%
Adjustments:
Acquired intangible asset amortization expense	81,253		80,506
Business realignment charges	5,445		13,333
Lord costs to achieve	2,631		8,364
Exotic costs to achieve	24		486
Acquisition-related expenses	—		18,060
Adjusted total segment operating income	$802,672	21.4%	$704,771	19.0%

	Nine Months Ended		Nine Months Ended
	March 31, 2021		March 31, 2020
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$1,848,380	17.8%	$1,636,961	15.5%
Adjustments:
Acquired intangible asset amortization expense	244,193		203,895
Business realignment charges	37,890		27,770
Lord costs to achieve	9,495		18,503
Exotic costs to achieve	699		1,570
Acquisition-related expenses	—		69,304
Adjusted total segment operating income	$2,140,657	20.6%	$1,958,003	18.6%

PARKER HANNIFIN CORPORATION - MARCH 31, 2021			Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	March 31,	June 30,	March 31,
(Dollars in thousands)	2021	2020	2020
Assets
Current assets:
Cash and cash equivalents	$489,600	$685,514	$697,617
Marketable securities and other investments	40,270	70,805	92,536
Trade accounts receivable, net	2,118,437	1,854,398	2,174,425
Non-trade and notes receivable	309,568	244,870	322,187
Inventories	1,898,159	1,814,631	2,011,367
Prepaid expenses and other	193,019	214,986	183,294
Total current assets	5,049,053	4,885,204	5,481,426
Property, plant and equipment, net	2,249,122	2,292,735	2,296,990
Deferred income taxes	125,382	126,839	124,515
Investments and other assets	791,221	764,563	750,743
Intangible assets, net	3,595,182	3,798,913	3,881,827
Goodwill	8,031,586	7,869,935	7,829,779
Total assets	$19,841,546	$19,738,189	$20,365,280

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable within one year	$186,388	$809,529	$1,035,191
Accounts payable, trade	1,551,460	1,111,759	1,422,011
Accrued payrolls and other compensation	430,008	424,231	415,213
Accrued domestic and foreign taxes	204,241	195,314	151,029
Other accrued liabilities	664,550	607,540	650,165
Total current liabilities	3,036,647	3,148,373	3,673,609
Long-term debt	6,571,908	7,652,256	8,097,922
Pensions and other postretirement benefits	1,777,137	1,887,414	1,320,167
Deferred income taxes	416,223	382,528	497,920
Other liabilities	631,702	539,089	468,235
Shareholders' equity	7,392,202	6,113,983	6,295,990
Noncontrolling interests	15,727	14,546	11,437
Total liabilities and equity	$19,841,546	$19,738,189	$20,365,280

PARKER HANNIFIN CORPORATION - MARCH 31, 2021		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Nine Months Ended March 31,
(Dollars in thousands)	2021	2020
Cash flows from operating activities:
Net income	$1,240,947	$911,008
Depreciation and amortization	448,808	390,949
Share incentive plan compensation	101,907	91,857
Gain on property, plant and equipment	(108,449)	(5,194)
(Gain) loss on marketable securities	(8,489)	434
Gain on investments	(6,008)	(1,849)
Net change in receivables, inventories and trade payables	127,164	111,416
Net change in other assets and liabilities	94,742	(218,979)
Other, net	(9,217)	11,217
Net cash provided by operating activities	1,881,405	1,290,859
Cash flows from investing activities:
Acquisitions (net of cash of $82,192 in 2020)	—	(5,076,064)
Capital expenditures	(136,064)	(182,502)
Proceeds from sale of property, plant and equipment	132,740	25,398
Purchases of marketable securities and other investments	(30,608)	(191,277)
Maturities and sales of marketable securities and other investments	71,225	249,306
Other	14,120	129,938
Net cash provided by (used in) investing activities	51,413	(5,045,201)
Cash flows from financing activities:
Net payments for common stock activity	(125,519)	(192,174)
Net (payments for) proceeds from debt	(1,748,818)	1,805,210
Dividends paid	(341,333)	(340,291)
Net cash (used in) provided by financing activities	(2,215,670)	1,272,745
Effect of exchange rate changes on cash	86,938	(40,553)
Net decrease in cash and cash equivalents	(195,914)	(2,522,150)
Cash and cash equivalents at beginning of year	685,514	3,219,767
Cash and cash equivalents at end of period	$489,600	$697,617

PARKER HANNIFIN CORPORATION - MARCH 31, 2021	Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2021
Forecasted earnings per diluted share	$12.96 to $13.26
Adjustments:
Business realignment charges	0.38
Costs to achieve	0.10
Acquisition-related intangible asset amortization expense	2.47
Gain on sale of land	(0.77)
Tax effect of adjustments[1]	(0.49)
Adjusted forecasted earnings per diluted share	$14.65 to $14.95

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.